ASSIGNMENT AND ASSUMPTION OF

REAL ESTATE PURCHASE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (“Assignment Agreement”) is made as of June 27, 2008 by and between

GRUBB & ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company (“Assignor”) and G&E APARTMENT REIT KEDRON VILLAGE, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A. Assignor, AMLI at Peachtree City-Phase I, LLC. (“PC Seller”) and AMLI at Peachtree City-Phase II, LLC (“KV Seller”) entered into that certain Purchase and Sale Agreement dated as of June 23, 2008 (as amended, the “Purchase Agreement”). Pursuant to the Purchase Agreement, Assignor agreed to purchase from PC Seller that certain real property known as the Peachtree City apartments in Peachtree City, Georgia (the “PC Property”), and agreed to purchase from KV Seller that certain real property known as the Kedron Village apartments in Peachtree City Georgia (the “KV Property”), all as more particularly described in the Purchase Agreement.

B. Assignor desires to assign all of its rights and obligations under the Purchase Agreement vis-à-vis the KV Seller and with respect to the KV Property to Assignee, and Assignee desires to assume such rights and obligations of Assignor under the Purchase Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants contained herein, the premises set forth above and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1. Assignment and Assumption. In consideration of the covenants contained herein, Assignor hereby assigns to Assignee all of its right, title, obligations, liabilities and interest under the Purchase Agreement vis-à-vis the KV Seller and in and to the KV Property, and Assignee hereby assumes all such right, title, obligations, liabilities and interest under the Purchase Agreement vis-à-vis the KV Seller and in and to the KV Property, including, without limitation, all post-Closing obligations of Assignor under the Purchase Agreement with respect thereto (“Assigned Rights and Obligations”). Assignor and Assignee agree to execute any further documents or instruments reasonably required to effectuate the assignment of the Assigned Rights and Obligations.

2. Successors and Assigns. Each and all of the covenants and conditions of this Assignment Agreement shall inure to the benefit of and shall be binding upon the successors-ininterest, assigns, and representatives of the parties hereto.

3. Miscellaneous. Assignor and Assignee each hereby represents and warrants that it has full right, power and authority to enter into this Assignment Agreement and that the person executing this Assignment Agreement on behalf of Assignor and Assignee, respectively, is duly authorized to do so. This Assignment Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute

\4707871 I

\4707871.1

one and the same instrument. This Assignment Agreement may be executed by facsimile transmission.

IN WITNESS WHEREOF, this Assignment Agreement has been made and executed as of the date first above written.

ASSIGNOR:

GRUBB & ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company

By: /s/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer

ASSIGNEE:

G&E APARTMENT REIT KEDRON VILLAGE, LLC, a Delaware limited

liability company

By: Name:	/s/ Gus G. Remppies Gus G. Remppies

Its: Authorized Signatory